Technology Transfer Agreement

Transferor (Party A): Xi’an Amorphous Alloy Science& Technology Co., Ltd.
Transferee (Party B): Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Party A and Party B agreed through friendly negotiation and made this agreement as follows:
1.Party A agreed to transfer a set of technology document which is the high-efficiency and energy-saving amorphous alloy distribution transformer (AMDT) to Party B, including:
a. The series documents of SH11 three-phased oil-immersed AMDT: the technology drawing and procedure for 10,20,30,50,80,100,125,200,315,500,630kVA;

b. The series documents of DH11 single-phased oil-immersed AMDT: the technology drawing and procedure for 10,20,30,50,80,100kVA;

c. The winding mold drawing of the above series product;

d. The series documents of S11-M.R three-phased oil-immersed coil AMDT: the technology drawing for 30,50, 80,100,160, 200,315,500,630,800,1600kVA;

2. The technology transfer fees: RMB1,000,000.

3.Upon the effective of this contract within one month, Party A shall hand over all the technology documents to Party B; Party B shall pay the full transfer fees to Party A before Dec. 31, 2004.

4. After completion of the transfer, Party B shall possess the ownership of the above documents.

5.The responsibility for violating the agreement: any Party which violate the agreement shall pay the damages for doubling of the transfer fees.

6. Any dispute arising in performing this contract, the two parties cannot settle this disputes through consultation or mediation, they are entitled to be settled according to judicial proceeding.

7. This agreement has 2 originals, it shall be effective after signed and sealed by Party A and Party B.

Party A (seal) :	Party B (seal) :
Representative :	Representative :
Sep. 02, 2004	Sep. 02, 2004